CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY BRACKETS [****], HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Exhibit 10.16

Sui (Nantou) Hezi [2018] No.21

Contract No.: GZZX-18-0022

Guangzhou Office Lease Contract

Lessor (hereinafter referred to as Party A): Guangzhou Nantou Real Estate Development Co., Ltd.

Domicile: No. 9, Ground Floor, No. 412 and 414 Huangmei Road, No. 13 and 15 Qitian Street, Qilin New Village, Huangge Town, Nansha District, Guangzhou

Legal Representative: YU Lequn

Lessee (hereinafter referred to as Party B): Guangzhou (ZX) Pony. AI Technology Co., Ltd.

Domicile: No. 106 East Fengze Road (Self-numbered Building 1) X1301-F3590 (Cluster Registration) (JM), Nansha District, Guangzhou

Legal Representative: HU Wen

In accordance with the relevant national, provincial and municipal laws and regulations as well as various requirements for real estate administration, Party A and Party B, in line with the principles of equality and voluntariness, hereby enter into this Contract by consensus, and jointly undertake to abide by it and be subject to the supervision and administration of the local real estate administration authorities.

Article 1 Party A agrees to lease to Party B the entire 12/F of Building 1 and the entire Building 3 (excluding underground space) (hereinafter referred to as the "Leased Property") located at Pearl Development Building, Lingshan Island’s Tip, Hengli Town, Nansha District, for the office and exhibition purposes. The leased gross floor area is 2,616.25 square meters (wherein the 12th floor of Building 1 is used for office purpose, with a gross floor area of approximately 1,777.37 square meters; the entire Building 3 is used to establish an autonomous driving experience center, with 521.99 square meters on the first floor, 242.50 square meters on the second floor and 74.39 square meters on the third floor, adding up to a gross floor area of 838.88 square meters in Building 3. The final gross floor area is subject to that registered on the real estate title certificate). The current status of the Leased Property is: 🗹 No leakage of wall plumbing 🗹 Complete windows and doors 🗹 Other situation: the 12th floor of Building 1 is delivered in unfurnished condition, and the whole Building 3 is delivered with existing preliminary furnishings (see Annex 5 for details). The specific location and area of the site leased by Party B are shown on the drawing attached to this Contract, and the Parties inspected and approved the same on site when entering into this Contract.

Article 2 Lease Term, Purpose, Performance Bond and Utilities Bond

1.	The Parties agree that the lease term will be 10 years from August 1, 2018 to July 31, 2028.

2.	Lease purpose: Commercial office building.

3.	Within 5 working days after the signing of this Contract, Party B shall pay Party A two months' rent, i.e. RMB 847,505.4 (in words: RMB Eight Hundred and Forty-seven Thousand Five Hundred and Five Point Four only), as the performance deposit for Party B's performance of this Contract, and deposit the performance bond into the bank account designated by Party A under this Contract, and provide Party A with the bank's receipt of payment, while Party A shall provide Party B with a receipt for the same amount.

4.	The utilities bond shall be calculated by multiplying the gross floor area of the Leased Property of Party B by RMB 15/m2 and shall be paid by Party B into the bank account designated by Party A hereunder within 5 working days after the signing of this Contract in a lump sum of RMB 39,243.75 (in words: RMB Thirty-nine Thousand Two Hundred and Forty-three Point Seven Five only). Party B shall provide Party A with the bank's receipt of payment while Party A shall provide Party B with a receipt for the same amount.

Article 3 Rent, Property Management Fee and Other Expenses

1.	The rental rates (calculated on the basis of the itemized floor area under this Contract) are as follows:

Leased Property	Monthly Rental Amount for the First Year (Currency: RMB, Unit: Yuan)		Rent Breakdown and Subsequent Rent Increases
	In numbers	In words
12th floor of Building 1	RMB 213,284.4	RMB Two Hundred and Thirteen Thousand Two Hundred and Eighty-Four Point Four only

(1) During the period from August 1, 2018 to July 31, 2019 (the first year of such Leased Property), rent will be charged at the rate of RMB 120/month/m2, wherein the period from August 1, 2018 to October 31, 2018 will serve as the renovation period with a rent of RMB 0/month, and from November 2018 onwards, rent will be charged at the aforementioned rate;

(2) For every completed twelve months from August 1, 2018, the monthly rental rate will be increased by 5% from the previous year's rate effective from the following month (e.g. the rent will be adjusted to RMB 126/month/m2 from August 2019, and so on).

1st floor of Building 3	RMB 156,597	RMB One Hundred and Fifty-six Thousand Five Hundred and Ninety Seven only

(1) The rent will be charged at the rate of RMB 300/month/m2;

(2) For every completed twelve months from August 1, 2018, the monthly rental rate will be increased by 5% from the previous year's rate effective from the following month (e.g. the rent will be adjusted to RMB 315/month/m2 from August 2019, and so on).

2nd floor of Building 3	RMB 41,225	RMB Forty-one Thousand Two Hundred and Twenty-five only

(1) The rent will be charged at the rate of RMB 170/month/m2;

(2) For every completed twelve months from August 1, 2018, the monthly rental rate will be increased by 5% from the previous year's rate effective from the following month (e.g. the rent will be adjusted to RMB 178.5/month/m2 from August 2019, and so on).

3rd floor of Building 3	RMB 12,646.3	RMB Twelve Thousand Six Hundred and Forty-six Point Three only

Note: The lease term of 10 years remains unchanged, and the starting point of rent calculation is based on the actual date of delivery, while other calculation points are postponed accordingly.

2.	Party A and Party B negotiate and determine the property management fee at RMB 15/m2/month (calculated on the gross floor area leased under this Contract), and Party B shall settle the fee with the property management company by itself. In case of adjustment of the rate of property management fee, Party B shall negotiate with the property management company.

3.	The rent will be settled and paid on a monthly basis. Party B shall deposit the monthly rent into the bank account designated by Party A under this Contract prior to the 10th day of each month (in case of a holiday, postponed to the first working day after the holiday).

4.	Prior to August 1, 2018, Party B shall pay the first month's rent of Building 3 (covering the period from August 1, 2018 to August 31, 2018) in the amount of RMB 210,468.3 (in words: Two Hundred and Ten Thousand Four Hundred and Sixty-eight Point Three only).

The first three months (from August 1, 2018 to October 31, 2018) of the 12th floor of Building 1 is the decoration period with a rental rate of RMB 0/month; Party B shall, prior to November 1, 2018, pay the rent of the 12th floor of Building 1 for that month (from November 1, 2018 to November 30, 2018) in the amount of RMB 213,284.4 (in words: RMB Two Hundred and Thirteen Thousand Two Hundred and Eighty-four Point Four only).

5.	Party B shall provide Party A with the bank's receipt for payment following the bank transfer, while Party A shall issue a legal and valid VAT invoice to Party B. Otherwise, Party B shall have the right to refuse to pay the next month's rent and shall not be deemed to be in breach. If Party B fails to pay the rent and other expenses within the period agreed in this Contract, it shall be held liable for breach as agreed in this Contract.

6.	During the lease term, the property management fee, water, electricity, gas, network, telephone, TV subscription and indoor facilities maintenance fees etc. related to the Leased Property shall be solely borne by Party B. The electricity loss and common water costs shall be shared in proportion to the electricity consumed by the tenants. Water, and electricity charges incurred by and the common water and electricity charges apportioned to Party B shall be collected and paid by the property management company on behalf of Party B.

Article 4 The bank account designated by Party A under this Contract:

Company name: [************]

Account bank: [************]

Account no.: [************]

Article 5 Delivery, Return and Vacation of the Leased Property

1.	Party A shall deliver the Leased Property to Party B in accordance with the agreed conditions prior to August 1, 2018. The delivery shall be deemed to be completed after the Parties through property inspection sign the House Handover and Equipment List (Annex 5) and Party A hands over the keys to the Leased Property. The property management fee, utilities charges, gas charges and other related expenses incurred prior to the delivery of the property shall be borne by the actual occupant.

2.	Upon expiration of the lease term or termination of this Contract, Party B shall complete the relocation within fifteen days from the date of termination of the lease (the daily rent shall be accrued and paid in accordance with the current rental rate during the relocation period). Party A has the right to require Party B to return the Leased Property as it was delivered (among which the secondary fire pipelines, smoke detectors, sprinklers and fixtures added by Party B during the lease term shall not be removed), and Party B shall return the Leased Property and its appurtenant items, equipment and facilities in accordance with the original state and the House Handover and Equipment List.

3.	Party B shall remove the items belonging to it before vacating the Leased Property. After Party B vacates the Leased Property, Party B shall be deemed to have relinquished the ownership of the items left by Party B in the Leased Property and Party A shall have the right to dispose of such items at its own discretion. If Party A incurs expenses for clearing and disposing of such items, Party B shall be obliged to reimburse Party A for such expenses.

4.	In case of breach by Party B, in addition to Party B's liability for breach of contract as agreed in this Contract, Party A shall have the right to place a lien on Party B's property as required by the circumstances. If Party B fails to pay the amount due within five days after Party A notifies Party B in writing of the lien on its property, Party B shall be deemed to have consented to Party A's disposal of the liened property by sale or other legal means to satisfy the outstanding amount. The expenses incurred by Party A for disposal of the liened property by sale or other legal means shall be borne by Party B.

5.	Upon the expiration of the lease term or the termination of this Contract, if Party B commits no breach of contract and pays off the outstanding rent, property management fee, utilities and other expenses incurred by Party B during the lease term, Party A will refund the performance bond and utilities bond to Party B interest-free upon confirmation by Party A and the property management company.

6.	If Party B fails to return the Leased Property upon the expiration of the lease term or the termination of this Contract, Party A shall have the right to recover from Party B the usage fee of the property occupied after the expiration until the actual return of the Leased Property at the rate twice the standard rent.

Article 6 Property Management Provisions

Party B agrees that the property management services will be provided by the property management company entrusted by Party A. The property management company mainly manages the security, sanitation, landscaping, order, fire-fighting, cleaning and supply of water and electricity in the common areas outside the Leased Property, while Party B shall be responsible for the aforesaid matters inside the Leased Property. Party B shall submit to the management of the property management company, comply with the management code and various management regulations specified by the property management company, and pay the fees payable such as utilities, parking fees, and sewage charges and bear the corresponding share of the costs in accordance with the relevant regulations.

Article 7 Decoration and Maintenance Provisions

1.	Party B may not demolish and alter the structure and facilities of the property, increase the load on the external walls, overload the property, stack flammable, explosive and dangerous items, or renovate the property without permission, subject to the relevant municipal regulations of Guangzhou.

2.	The Leased Property is delivered for use on an as is basis (at the time of entering into this Contract, Party B has fully understood the current status of the Leased Property and confirmed that it meets Party B's actual needs). With Party A's written consent, Party B may carry out interior decoration of the Leased Property at its own expense. If this Contract is terminated through no fault of Party A, Party A shall not be required to provide any compensation or indemnity to Party B for the expenses incurred by Party B in connection with the interior decoration of the Leased Property. When decorating the Leased Property, Party B must comply with the decoration rules and regulations specified by Party A and the property management company, and pay the decoration deposit to the property management company. In case of connection, alteration or relocation of central systems such as water, electricity, gas, fire-fighting, communication, security, and sewage, as well as addition and alteration of other fixed facilities, Party B must obtain the written consent of Party A and the property management company, and be subject to the supervision by Party A and the property management company.

3.	Upon completion of all of its decoration works, Party B shall report to the property management company and relevant government departments for inspection to determine that the decoration works meet the safety specifications, and provide valid documents to Party A for future reference.

4.	Party B shall be responsible for the repair and replacement for the wear and tear of the equipment (such as air conditioners, tables and chairs, faucets, doors and windows) and consumable items such as light bulbs added by Party B to the Leased Property. Party B shall make reasonable use of the Leased Property and its ancillary facilities. If damage is caused due to improper use, Party B shall immediately make repairs or compensate Party A for the loss.

5.	If the basic equipment and facilities provided by Party A after Party B leases the property cannot meet its operational needs, Party B shall fund the construction of the required water and electricity expansion, sewerage, environmental protection facilities, environmental renovation and other projects, as well as the installation and configuration of production equipment, water and electricity supply, power distribution, fire protection and environmental protection facilities that Party B adds for its own operational needs. If the renovation operations are subject to inspection and acceptance by environmental protection, health, fire protection and other departments, Party B shall handle these in accordance with the procedures and requirements provided by relevant laws, regulations and policies, and obtain permission or pass the inspection and acceptance before putting such facilities into use, otherwise the resulting administrative penalties shall be solely borne by Party B. If losses are thus caused to Party A, Party B shall compensate for all the losses incurred by Party A.

Article 8 Rights and Obligations of Party A

1.	Party A shall have the right to collect from Party B the rent and other expenses that shall be borne by Party B as agreed in this Contract.

2.	Party A shall have the right to supervise and give reasonable advice on Party B's use of the Leased Property. Party A shall have the right to enforce the relevant provisions of this Contract in case Party B violates the provisions of this Contract. However, Party A may not disturb or hinder Party B's normal and reasonable use of the Leased Property.

3.	During the lease term, Party A shall notify Party B in writing not less than 2 months in advance if Party A transfers the Leased Property, or 30 calendar days in advance if Party B hypothecates the Leased Property.

4.	If Party B is required to go through relevant approval procedures due to business or other requirements of laws and regulations, Party A shall render necessary assistance.

5.	During the lease term, Party A may directly commission the property management service provider to assist in the management of the Leased Property and coordinate the resolution of disputes.

Article 9 Rights and Obligations of Party B

1.	Party B shall pay the rent and other related expenses in full and on time as agreed in this Contract.

2.	During the lease term, without Party A's written consent, Party B may not sublease part or all of the Leased Property to a third party, lend the same to a third party for use with or without compensation, or otherwise make the same available for use by a third party. If Party A approves in writing Party B to sublease or lend the Leased Property for use by a third party, Party B shall ensure that such third party fully complies with Party B's obligations under this Contract. Party B shall be jointly and severally liable for any loss incurred by Party A as a result of the acts of such third party.

3.	In accordance with relevant laws and regulations, Party B shall be responsible for handling, at its own expense, all matters required by law to be completed before opening, such as business license, secondary fire protection, and environmental protection, while Party A shall provide necessary assistance. Party B shall not start operation until it has successfully applied for and obtained such licenses and certificates on its own.

4.	Party B shall be solely responsible for the internal sanitation, security, utilities, telephone, air conditioning, landscaping costs of the Leased Property and all other costs arising from the use of the property for commercial activities (including but not limited to the costs of broadband, cable TV and other equipment installed by Party B upon its own application).

5.	During the lease term, Party B may not store any flammable, explosive, toxic or radioactive items or prohibited items in the Leased Property, nor may it engage in any illegal activities therein.

6.	Party B has no right to alter the purpose for which the Leased Property has been leased without permission.

7.	Under the same conditions as those proposed by any other interested customer, Party B shall have the priority to renew the lease, with the rent and other lease conditions being subject to the contract re-signed by the Parties.

8.	Party B shall provide the aforesaid fire-fighting equipment at its own expense at the rate of two 3 kg fire extinguishers and two gas masks per 20 square meters in accordance with the regulations of the government fire department (subject to the latest equipment requirements of the government fire department).

Article 10 Breaches

Either Party violating this Contract shall be deemed to be in breach, and the Breaching Party shall be held liable for such breach and compensate for the economic loss thus sustained by the Non-breaching Party. At the same time, the Breaching Party shall bear the legal costs, preservation fees, attorney's fees, travel expenses, notary fees, investigation fees, announcement fees, evaluation and appraisal fees, and enforcement fees incurred by the Non-breaching Party to pursue the liability of the Breaching Party. The circumstances falling under the following provisions shall be dealt with accordingly:

1.	If Party A refuses to perform this Contract without any agreed or legal reason during the lease term, Party B shall notify Party A in writing and requests it to take appropriate measures within a reasonable period of time. If Party A fails to take such measures within a reasonable period of time upon Party B's reminder, Party B shall have the right to terminate this Contract and require Party A to return the performance bond in double.

2.	During the lease term, any of the following acts of Party B will be deemed as a serious breach of contract, which shall entitle Party A to terminate this Contract without returning the performance bond to Party B, demand compensation for losses, and take measures (including but not limited to) cutting off water and electricity supply:

(1)	Party B owes Party A the rent or property management fee for 30 consecutive calendar days, or defaults on the rent or property management fee more than twice in a year;

(2)	Party B defaults on the payment of water and electricity charges to the extent of RMB 3,000 or more;

(3)	Party B breaches Paragraph 1 of Article 7 or Paragraphs 2, 3, 5 and 6 of Article 9 of this Contract;

(4)	In the course of production and operation, Party B negatively affects the normal operations of other owners or tenants, giving rise to 3 incidents such as complaints and petitions cumulatively;

(5)	Party B damages public and private interests by conducting illegal activities;

(6)	Party B violates the relevant laws and regulations on production safety management, and refuses to make rectification or fails to complete the rectification satisfactorily;

(7)	Party B damages the Leased Property intentionally;

(8)	Other circumstances where this Contract may be terminated and the property repossessed as provided by laws and regulations.

In the case of Subparagraphs 1 and 2 above, for each day of delay, the overdue liquidated damages shall be accrued on a daily basis at the rate of three ten-thousandths of the amount in arrears from the overdue date, and the rent shall be accrued in accordance with the provisions of Article 2 of this Contract and the actual lease term.

3.	If a Party unilaterally proposes to cancel this Contract during the lease term due to no legal or agreed reasons, the Non-breaching Party shall be entitled to claim damages and to receive liquidated damages at the rate of 20% of the total rent for the duration of the lease.

Article 11 Negotiated Modification or Rescission

Either Party may promptly propose to modify or rescind this Contract without incurring liability to the other Party for breach of contract if any of the following circumstances arises:

1.	The performance of the lease contract cannot be continued due to changes in laws, regulations, local policies or due to force majeure;

2.	The property is required to be expropriated or requisitioned for urban construction planning or urban renewal and renovation; and

3.	The relevant matters have been contractually stipulated or agreed upon by the Parties but are not fulfilled.

Article 12 Miscellaneous

1.	Party A has the right to appoint a property management company for property management, and any change of the property management company shall not affect the performance of this Contract.

2.	Party B acknowledges that prior to entering into this Contract, it has gained detailed knowledge of the current status of the Leased Property and has no objection to this Contract; by executing this Contract, Party B is deemed to have agreed to assume responsibility and perform its obligations in accordance with the provisions of this Contract.

3.	In case of any conflict between the relevant documents involved in Party B's application for business qualification certificates and this Contract, the provisions of this Contract shall prevail.

4.	This Contract shall be governed by the relevant laws of the People's Republic of China. In the course of performance of this Contract, if any dispute arises, such dispute shall be resolved through negotiation, failing which, either Party may file a lawsuit with the people's court in the place where the Leased Property is located.

5.	The Parties acknowledge that the addresses for service of documents agreed upon by them in this Contract are true and valid, and such addresses are applicable to the non-litigation stage, arbitration stage and the first instance, second instance, retrial and enforcement procedures of the litigation stage. Once a dispute enters into the above-mentioned proceedings, the people's court of competent jurisdiction may serve all kinds of legal instruments either directly or by post at the agreed addresses for service of instruments, and the Parties shall bear the legal consequences of valid service in accordance with this Contract. If a Party needs to change its address for service of instruments, it shall notify the other Party in writing within 7 working days after the change. If it fails to notify the other Party in the agreed manner, the original address for service of instruments shall remain the valid address for service.

(1)	Any instrument sent by express mail or registered mail by Party A (or Party B) at Party B's (or Party A's) address for service as agreed in this Contract shall be deemed to be served five days after it is sent.

(2)	The competent people's court will effect service at the addresses agreed upon by the Parties. If a legal instrument is not actually received by a Party because the address for service provided or confirmed by the Party is inaccurate, or the Party fails to promptly inform the other Party or the people's court in accordance with the procedures after the address for service has changed, or the Party or its designated recipient refuses to sign for it, the service shall also be deemed completed. In the case of service by mail, the date of return of the instrument shall be deemed to be the date of service; in the case of direct service, the date of service shall be deemed to be the date when the server certifies the relevant facts on the proof of service.

6.	From the date of entering into this Contract, Party B shall provide the relevant documents required for the filing and registration of the housing lease, while Party A shall be responsible for completing the filing and registration within 7 working days thereafter.

7.	This Contract is made in octuplicate, and shall come into effect after it is signed and affixed with the official seals by the legal representatives or authorized representatives of the Parties. Party A shall hold four copies, Party B three copies and one copy shall be submitted for filing purpose.

8.	Reminder and acknowledgement: Party A has drawn Party B's attention to a comprehensive and accurate understanding of the terms and conditions of this Contract and has provided corresponding explanations of the terms and conditions at Party B's request, and the Parties share the same understanding of the meaning of this Contract. Party B is aware and acknowledges that Party A has given special reminders and full explanations concerning the terms that relieve Party A of its liabilities and limit Party B's rights when entering into this Contract.

9.	Special Provisions:

(1)	If the Leased Property is equipped with air conditioners and basic decoration, Party B shall be responsible for the maintenance of the same during the lease term and bear the costs arising therefrom. If any air conditioner in the Leased Property is found to be damaged upon the expiration or termination of this Contract, Party B shall compensate Party A for the loss according to the agreement between the Parties or according to the assessment report issued by a qualified assessment agency.

(2)	This Contract is effective simultaneously with the Site Borrowing Contract entered into between the Parties on April 28, 2018, and if there is any conflict between them, the provisions of this Contract shall prevail. The property management fee, utilities charges and other fees paid by Party B pursuant to the Site Borrowing Contract shall be automatically converted into the corresponding amounts under this Contract, and Party B shall still be required to fulfill the payment obligations in case of any shortfall.

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Annexes: 1. Floor Plan of the Leased Property; 2. Specific Floor Area of the Leased Property; 3. Copy of the Business License of the Lessee; 4. Production Safety Management Agreement; 5. House Handover and Equipment List

This page is intentionally left blank to serve as the signature page to "Guangzhou Office Lease Contract" entered into between [Guangzhou Nantou Real Estate Development Co., Ltd.] and [Guangzhou (ZX) Pony. AI Technology Co., Ltd.].

Party A: Guangzhou Nantou Real Estate Development Co., Ltd.

Legal Representative or Authorized Representative (signature): /s/ YU Lequn

Correspondence address: 6/F, Development Exhibition Center, Pearl Bay, Lingshan Island's Tip, Hengli Town, Nansha District, Guangzhou

Contact number:

Date: May 2, 2018

Party B: Guangzhou (ZX) Pony. AI Technology Co., Ltd.

Legal Representative or Authorized Representative (signature): /s/ HU Wen

Account bank: Business Department, Nansha Branch, Guangdong Pilot Free Trade Zone Branch, China Merchants Bank

Account name: [************]

Bank account no.: [************]

Taxpayer Identification Number: [************]

Contact number: [************]

Address: 18/F, Unit 1, Xiangjiang International Finance Center, Nansha District, Guangzhou

Date: May 2, 2018